Exhibit 99

General Cable Reports Fourth Quarter Results Exceeded Expectations

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--February 12, 2014--General Cable Corporation (NYSE: BGC) reported today results for the fourth quarter ended December 31, 2013. For the fourth quarter of 2013, excluding certain items, the Company generated adjusted earnings per share of $0.36 and adjusted operating income of $70 million. For the fourth quarter of 2013, reported earnings per share were $0.27 and reported operating income was $65 million. A reconciliation of adjusted earnings per share to reported earnings per share and adjusted operating income to reported operating income is included on page 4 of this press release.

Highlights

  Strong fourth quarter operating performance in all three segments
  Near record high volume in aerial transmission cable shipments in North America and Brazil for the fourth quarter of 2013 and the full year
  Submarine turnkey project business stabilization continues - third consecutive quarter of solid execution
  Recent acquisitions in the US, Canada and China performed ahead of the investment case for the full year of 2013
  Operating cash flow of $61 million in the fourth quarter exceeded expectations driven by efficient working capital management and submarine turnkey project milestone payments
  Initiatives launched to enhance returns through productivity improvements and asset optimization
  Announces the permanent closure of two electric utility plants in North America with annual savings anticipated to be in the range of $3 to $5 million and one-time charges in the range of $10 - $12 million, half of which are expected to be non-cash
  2014 outlook for operating income and operating cash flow improves year over year driven by volume growth, productivity gains, ongoing lean initiatives and consistent execution

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “We are pleased to report a strong fourth quarter as adjusted operating income in North America and ROW exceeded our expectations. In North America, the performance of our electric utility and aluminum construction products businesses improved following a difficult third quarter. In ROW, our fourth quarter results reflect the benefit of aerial transmission product shipments in Brazil and infrastructure spending in Venezuela as well as the benefit of initiatives launched earlier this year to improve our inventory and service levels throughout Central America. We are also encouraged by the continuing stability in Europe and Med where our submarine turnkey project business delivered another strong quarter. Overall, I am proud of the progress we made in 2013 as our associates’ continuous focus on safety, quality, manufacturing and logistic costs, customer service and working capital management enabled us to overcome an uneven and challenging operating environment.”

Q4 2013 versus Q4 2012

Net sales for the fourth quarter of 2013 were $1,661 million, an increase of 7% as compared to the fourth quarter of 2012 on a metal adjusted basis. The increase in net sales for the fourth quarter of 2013 on a metal adjusted basis was principally due to the performance of the Company’s submarine turnkey project business in Europe. Global unit volume for the fourth quarter of 2013 was flat year over year. Adjusted operating income for the fourth quarter of 2013 of $70 million increased 40% as compared to the fourth quarter of 2012 principally due to better execution in the Company’s submarine turnkey project business in Europe.

Q4 2013 versus Q3 2013

Net sales for the fourth quarter of 2013 increased 6% as compared to the third quarter of 2013 principally due to global unit volume which increased 7% sequentially. Adjusted operating income for the fourth quarter of 2013 increased 10% as compared to the third quarter of 2013. These increases reflect the benefit of aerial transmission product shipments in North America and Brazil and the continued strong performance of the Company’s submarine turnkey project business in Europe which more than offset typical seasonal declines.

Segments Demand Trends

In North America, excluding aerial transmission products, volume in the fourth quarter of 2013 was flat year over year and down 4% sequentially due to typical seasonal trends.

In ROW, excluding aerial transmission products in Brazil, volume in the fourth quarter of 2013 was up 3% year over year due to acquisitions and flat sequentially.

In Europe and Mediterranean, volume in the fourth quarter of 2013 was down 6% year over year principally due to strong electric utility shipments in the Mediterranean in the fourth quarter of 2012. Sequentially, volume in the fourth quarter of 2013 was flat as compared to the third quarter of 2013.

Other expense

Other expense was $7.9 million in the fourth quarter of 2013 which primarily consists of $3.4 million of mark to market losses on derivative instruments accounted for as economic hedges, which are used to manage currency and commodity risk principally on the Company’s project businesses globally, and $4.5 million of foreign currency transaction losses.

Taxes

The Company’s adjusted effective tax rate for the fourth quarter of 2013 was approximately 45%, which reflects a relative greater mix of earnings in higher tax jurisdictions and the impact of full year tax losses in certain countries.

Liquidity

Net debt was $968 million at the end of the fourth quarter of 2013, a decrease of $27 million from the end of the third quarter of 2013. The decrease in net debt is principally due to reductions in working capital as a result of normal seasonal trends including the collection of submarine turnkey project milestone payments. Also during the fourth quarter, utilizing cash on hand and borrowings under its revolving credit facility, the Company retired $355 million of convertible notes at maturity in November. The Company continues to maintain adequate liquidity to fund operations, internal growth, and continuing product and geographic expansion opportunities as well as its share repurchase program and quarterly dividend. In December, the Board of Directors extended the Company’s existing $125 million share repurchase program, which was set to expire at the end of 2013, through the end of 2014. This repurchase program has a remaining authorization of $106 million following the repurchase of $19 million of common shares in the second quarter of 2013.

2013 Summary

Despite relatively weak infrastructure spending, which continues to impact near term growth, the Company made significant progress in a number of areas in 2013. In North America, the acquisitions of Prestolite Wire and Alcan Cable performed above the investment case for 2013. Also, over 18% of products sold today in North America have been refreshed or launched over the last three years. In Europe, the Company has removed significant costs over the past several years and continues to improve the cross utilization of its seven manufacturing facilities. The submarine turnkey project business in Europe stabilized in 2013 following the difficult start to the year. In ROW, the Company accelerated the implementation of lean initiatives focused on waste, entitlement capacity, and customer service. The Company launched turnaround plans focused on improving the returns on its investments in Brazil, India, Mexico, Peru and South Africa. Finally, over the past year the Company has made significant progress building one global culture and reinforcing its values. The Company’s Global Councils and newly created global roles in Manufacturing, Technology, Supply Chain, Commercial Sales and Communications products are facilitating the sharing of best practices while improving daily execution and working capital management.

2014 Outlook

For the full year of 2014 assuming copper prices remain at relatively stable levels, the Company is expecting to generate adjusted operating income in the range of $260 to $320 million on low single digit volume growth. The Company expects to generate $250 to $325 million of operating cash flow in 2014 with capital spending below depreciation. “The $290 million midpoint of adjusted operating income reflects our plan to drive operating performance improvement across our portfolio. We expect the benefit of productivity gains in North America, continuing submarine turnkey project execution in Europe and significant progress on the turnaround of Greenfields in ROW to more than offset lower operating results in Venezuela,” Kenny continued. The Company’s outlook for adjusted operating income at the midpoint also assumes a $15 million headwind year over year in Venezuela principally due to the recently expanded price controls which are in the process of being defined and implemented.

“We are confident in our plans which are yielding positive results already as we head into a relatively weak seasonal start to 2014. Overall, our portfolio which includes industry-leading positions around the world is well aligned with the long-term fundamental growth prospects for energy, infrastructure and construction investments. Given the modest pace of economic growth in the near-term, we are continuing with our initiatives to enhance returns through productivity improvements and asset optimization. We have taken a number of actions over the past several years to improve our cost position around the world. We just announced the permanent closure of two manufacturing facilities in our electric utility business in North America. We anticipate this action to generate annual savings in the range of $3 to $5 million and incur one-time charges in the range of $10 - $12 million, half of which are expected to be non-cash,” Kenny concluded.

First Quarter 2014 Outlook

Revenues in the first quarter are expected to be in the range of $1.55 to $1.60 billion as volume is anticipated to decline in the low single digit range sequentially. The Company expects adjusted operating income to be in the range of $30 to $45 million. Adjusted earnings per share are expected to be in the range of $0.05 to $0.22 per share before the impact of non-cash convertible debt interest expense and mark to market gains or losses on derivative instruments. The Company’s first quarter outlook assumes copper and aluminum prices of $3.32 and $0.96. The first quarter is typically the slowest period of the year due to limited construction activity driven principally by weather and extended holidays. The harsh weather in the North and Baltic Seas during the first quarter is expected to restrict the installation of submarine power cables. In Latin America and China, the extended holiday schedules and facility shutdowns are anticipated to result in lost absorption in the first quarter as is the statutory leave requirement in Venezuela. The Company is also expecting demand weakness beyond seasonal trends in North America due to the frigid weather impacting construction projects. Partially offsetting the impact of these typical seasonal patterns are the anticipated results in North America where operating margins are expected to return to the range of ~6% assuming stable metal pricing. Going forward into the second quarter, the Company expects a very sharp improvement in operating results as construction activity accelerates and installation work on submarine projects in the North and Baltic Seas resumes.

A reconciliation of expected GAAP earnings per share and operating income is as follows:

	Q1 2014 Outlook		Q1 2013
	Operating Income	EPS	Operating Income	EPS
As Reported, GAAP	$30.0 - $45.0	$ 0.04 - $0.21	$32.8	($0.92)
Restatement and forensic investigation costs	-	-	5.4	0.07
European severance charges	-	-	2.7	0.03
Submarine cable business	-	-	3.5	0.07
North American facility closure	-	-	2.6	0.03
Venezuela currency devaluation	-	-	-	0.80
Non-cash convertible debt interest expense	-	0.01	-	0.11
Mark to market (gain) loss on derivative instruments	-	-	-	0.12
Effective tax rate adjustment	-	-	-	(0.08)
Adjusted, Non-GAAP	$30.0 - $45.0	$ 0.05 - $0.22	$47.0	$0.23

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss earnings per share and operating income for the fourth quarter of 2013 and 2012 and full year 2013 and 2012 as adjusted for certain items, which is summarized in the table below. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of operating income and earnings per share to adjusted non-GAAP operating income and earnings per share follows:

	4th Quarter				Twelve Months
	2013		2012		2013		2012
	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
As reported	$65.2	$0.27	$7.3	$(0.32)	$211.7	$(0.37)	$199.4	$0.08
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense	-	0.09	-	0.11	-	0.42	-	0.42
Mark to market (gain) loss on derivative instruments	-	0.04	-	0.06	-	0.29	-	(0.07)
ROW adjustments	-	-	18.8	0.29	-	-	22.1	0.33
Legal and tax assessments	-	-	-	-	4.8	0.05	-	-
Europe severance charges	-	-	4.0	0.08	4.6	0.05	6.3	0.13
Restatement, forensic and acquisition costs	4.8	0.05	4.3	0.06	14.1	0.16	9.0	0.11
Submarine cable business	-	-	15.6	0.31	11.7	0.23	15.6	0.31
UK pension termination charge	-	-	-	-	-	-	6.1	0.08
North American facility closure	-	-	-	-	3.0	0.04	-	-
Mexico impairment	-	-	-	-	14.0	0.20	-	-
Venezuelan currency devaluation	-	-	-	-	-	0.80	-	-
Alcan one-time tax charge	-	-	-	0.20	-	-	-	0.20
Call premium for $200 million notes	-	-	-	0.11	-	-	-	0.11
Effective tax rate adjustment (1)	-	(0.09)	-	(0.59)	-	(0.14)	-	0.25
Total Adjustments	4.8	0.09	42.7	0.63	52.2	2.10	59.1	1.87
Adjusted	$70.0	$0.36	$50.0	$0.31	$263.9	$1.73	$258.5	$1.95

(1) Reflects an adjusted effective tax rate of 45% and 38.5% for the fourth quarters of 2013 and 2012, respectively, and an adjusted effective tax rate of 45% and 40% for the full year 2013 and 2012, respectively

General Cable will discuss fourth quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on February 13, 2014. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency fluctuations, compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K/A filed with the SEC on January 21, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Net sales	$1,661.3	$1,622.2	$6,421.2	$6,059.5
Cost of sales	1,467.5	1,485.5	5,717.5	5,434.6
Gross profit	193.8	136.7	703.7	624.9

Selling, general and administrative expenses	128.6	129.4	492.0	425.5
Operating income	65.2	7.3	211.7	199.4
Other expense	(7.9)	(5.5)	(66.7)	(2.9)
Interest income (expense):
Interest expense	(34.2)	(31.9)	(124.9)	(106.8)
Interest income	2.2	1.9	6.9	6.5
Loss on extinguishment of debt	-	(9.3)	-	(9.3)
	(32.0)	(39.3)	(118.0)	(109.6)

Income (loss) before income taxes	25.3	(37.5)	27.0	86.9
Income tax (provision) benefit	(8.9)	21.2	(38.8)	(78.6)
Equity in net earnings of affiliated companies	0.2	0.7	1.7	1.7
Net income (loss) including noncontrolling interests	16.6	(15.6)	(10.1)	10.0
Less: preferred stock dividends	0.1	0.1	0.3	0.3
Less: net income attributable to noncontrolling interest	2.8	0.1	7.7	5.7
Net income (loss) attributable to Company common shareholders	$13.7	$(15.8)	$(18.1)	$4.0
Earnings (loss) per share
Earnings (loss) per common share - basic	$0.28	$(0.32)	$(0.37)	$0.08
Weighted average common shares - basic	49.4	49.7	49.4	49.7
Earnings (loss) per common share-
assuming dilution	$0.27	$(0.32)	$(0.37)	$0.08
Weighted average common shares-
assuming dilution	50.7	49.7	49.4	51.1

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Revenues (as reported)
North America	$676.9	$687.4	$2,751.6	$2,340.2
Europe and Mediterranean	449.2	402.4	1,629.6	1,684.2
Rest of World	535.2	532.4	2,040.0	2,035.1
Total	$1,661.3	$1,622.2	$6,421.2	$6,059.5

Revenues (metal adjusted)
North America	$676.9	$659.0	$2,751.6	$2,266.0
Europe and Mediterranean	449.2	386.4	1,629.6	1,631.8
Rest of World	535.2	504.2	2,040.0	1,946.0
Total	$1,661.3	$1,549.6	$6,421.2	$5,843.8

Metal Pounds Sold
North America	152.2	155.5	590.0	432.1
Europe and Mediterranean	64.0	68.1	272.2	282.0
Rest of World	125.2	114.4	450.8	434.1
Total	341.4	338.0	1,313.0	1,148.2

Operating Income (loss)
North America	$23.2	$32.3	$129.8	$126.1
Europe and Mediterranean	7.5	(33.2)	(0.3)	(13.0)
Rest of World	34.5	8.2	82.2	86.3
Total	$65.2	$7.3	$211.7	$199.4

Adjusted Operating Income (1)
North America	$28.0	$36.6	$146.9	$137.2
Europe and Mediterranean	7.5	(13.6)	16.0	10.9
Rest of World	34.5	27.0	101.0	110.4
Total	$70.0	$50.0	$263.9	$258.5

Return on Metal Adjusted Sales (2)
North America	4.1%	5.6%	5.3%	6.1%
Europe and Mediterranean	1.7%	-3.5%	1.0%	0.7%
Rest of World	6.4%	5.4%	5.0%	5.7%
Total Company	4.2%	3.2%	4.1%	4.4%

Capital Expenditures
North America	$9.7	$6.9	$33.5	$25.3
Europe and Mediterranean	4.0	4.6	18.4	35.3
Rest of World	10.0	7.3	37.2	48.0
Total	$23.7	$18.8	$89.1	$108.6

Depreciation & Amortization
North America	$11.5	$10.7	$45.1	$34.4
Europe and Mediterranean	10.8	10.5	40.7	38.3
Rest of World	10.6	12.6	47.7	44.7
Total	$32.9	$33.8	$133.5	$117.4

Revenues by Major Product Lines
Electric Utility	$626.4	$536.2	$2,148.5	$2,004.8
Electrical Infrastructure	425.4	442.4	1,674.2	1,611.5
Construction	359.7	418.3	1,568.9	1,519.0
Communications	158.6	147.0	713.0	651.2
Rod Mill Products	91.2	78.3	316.6	273.0
Total	$1,661.3	$1,622.2	$6,421.2	$6,059.5

(1) Adjusted operating income excludes certain items.
(2) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	December 31, 2013	December 31, 2012
Current Assets:	(unaudited)
Cash and cash equivalents	$418.8	$622.3
Receivables, net of allowances of $39.2 million at December 31, 2013 and $38.3 million at December 31, 2012	1,170.5	1,182.1
Inventories	1,239.6	1,273.6
Deferred income taxes	53.8	39.5
Prepaid expenses and other	115.7	133.0
Total current assets	2,998.4	3,250.5
Property, plant and equipment, net	1,092.0	1,193.9
Deferred income taxes	11.5	12.8
Goodwill	184.6	187.6
Intangible assets, net	182.9	202.9
Unconsolidated affiliated companies	19.0	18.9
Other non-current assets	78.1	66.0
Total assets	$4,566.5	$4,932.6
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$870.6	$1,003.0
Accrued liabilities	408.5	496.1
Current portion of long-term debt	250.3	511.2
Total current liabilities	1,529.4	2,010.3
Long-term debt	1,136.6	938.9
Deferred income taxes	231.0	223.9
Other liabilities	270.3	292.7
Total liabilities	3,167.3	3,465.8
Commitments and Contingencies
Redeemable noncontrolling interest	17.0	18.6
Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)

December 31, 2012 - 76,002 outstanding shares	-	3.8
Common stock, $0.01 par value, issued and outstanding shares:
December 31, 2013 - 49,598,653 (net of 9,211,857 treasury shares)
December 31, 2012 - 49,693,532 (net of 8,738,094 treasury shares)	0.6	0.6
Additional paid-in capital	699.4	676.7
Treasury stock	(155.3)	(137.0)
Retained earnings	847.4	892.2
Accumulated other comprehensive loss	(110.9)	(104.6)
Total Company shareholders' equity	1,281.2	1,331.7
Noncontrolling interest	101.0	116.5
Total equity	1,382.2	1,448.2
Total liabilities and equity	$4,566.5	$4,932.6

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684